                                                                      EXHIBIT 12


                          WEINGARTEN REALTY INVESTORS
                       COMPUTATION OF RATIOS OF EARNINGS
                   AND FUNDS FROM OPERATIONS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

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

                                                          Three Months Ended    Six Months Ended
                                                               June 30,             June 30,
                                                          -------------------   -----------------
                                                            1995      1994       1995       1994
                                                          -------    -------    -------    ------
Net income..............................................  $10,931    $10,216    $22,295    $20,807

Add:
Portion of rents representative of the interest factor..      146        134        310        248
Interest on indebtedness................................    4,008      2,590      7,422      4,848
Amortization of debt cost...............................       39         59         69        113
                                                          -------    -------    -------    -------
Net income as adjusted..................................  $15,124    $12,999    $30,096    $26,016
                                                          =======    =======    =======    =======

Fixed charges:
Interest on indebtedness................................  $ 4,008    $ 2,590    $ 7,422    $ 4,848
Capitalized interest....................................      762        213      1,546        430
Amortization of debt cost...............................       39         59         69        113
Portion of rents representative of the interest factor..      146        134        310        248
                                                          -------    -------    -------    -------
Fixed charges...........................................  $ 4,955    $ 2,996    $ 9,347    $ 5,639
                                                          =======    =======    =======    =======

RATIO OF EARNINGS TO FIXED CHARGES......................     3.05       4.34       3.22       4.61
                                                          =======    =======    =======    =======

Net income..............................................  $10,931    $10,216    $22,295    $20,807
Depreciation and amortization...........................    7,233      6,601     14,230     12,855
(Gain) loss on sales of property........................       46                   (95)       270
                                                          -------    -------    -------    -------
Funds from operations...................................   18,210     16,817     36,430     33,932
Interest on indebtedness................................    4,008      2,590      7,422      4,848
                                                          -------    -------    -------    -------

Funds from operations (as adjusted).....................  $22,218    $19,407    $43,852    $38,780
                                                          =======    =======    =======    =======

RATIO OF FUNDS FROM OPERATIONS
 TO FIXED CHARGES.......................................     4.48       6.48       4.69       6.88
                                                          =======    =======    =======    =======
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